EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

SECOND-QUARTER 2008 RESULTS

•	Diluted GAAP EPS of $0.35

•	Combined Net Impact of Charges, Gains and Other Items Increased GAAP EPS by $0.11

•	Sales Rose 22.6% to $320.5 Million

•	Cataract Sales Rose 14.9% on Strong Tecnis® IOL, Phacoemulsification and Viscoelastics Sales

•	Refractive Sales Up 1.5% As Strong International Performance Helps Offset Effect of U.S. Economic Weakness

•	Eye Care Sales Increased 202.8%, Reflecting Rebound from 2007 Recall and Launch of Artificial Tears Product

•	2008 Adjusted EPS Guidance Reduced to Range of $1.00 to $1.15 Primarily Due to Lower U.S. Refractive Procedures

(SANTA ANA, CA), August 4, 2008 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] today announced financial results for the second quarter of 2008.

The company’s second-quarter net sales rose 22.6% to $320.5 million, including a 7.2% increase related to foreign currency exchange rate effects. Second-quarter net earnings under Generally Accepted Accounting Principles (GAAP) were $22.0 million, or $0.35 per diluted share, compared to a net loss of $166.8 million, or a loss of $2.78 per share in the same period last year. Second-quarter 2008 results included the following pre-tax items, which combined to increase net earnings per diluted share by an estimated $0.11:

•	$20.5 million net gain on legal contingencies associated with a cross-licensing agreement.

•

$11.0 million in restructuring charges associated with manufacturing relocation, workforce reductions and facility consolidation initiatives, including a $1.8 million charge for accelerated depreciation of leasehold improvements recorded in SG&A expense.

•	$2.7 million unrealized gain on derivative instruments and a $1.3 million loss on an investment.

“AMO’s second-quarter results showed the strength and resiliency of our global business, despite the declines in domestic refractive volumes brought on by the weakening U.S. economy,” said Jim Mazzo, AMO chairman and chief executive officer. “The value and benefit of expanding our refractive business internationally came into focus as strong refractive sales outside the U.S. helped to partially offset domestic challenges. Our cataract business took advantage of powerful new technologies and delivered solid performance domestically and internationally. And, we continued to improve the sales and profitability of our eye care franchise.”

Second-Quarter Performance by Business

Below are sales highlights of second-quarter 2008 results. Growth rates reflect comparisons to the same period in 2007 and include foreign currency impacts. Pro forma growth rates reflect comparisons that include IntraLase performance as if this acquisition had occurred at the beginning of all periods presented. The summary below also reflects changes made at the beginning of 2008 to the company’s sales breakdown by business. Under this new approach, refractive IOL sales for the second quarter of 2008 and 2007 appear under the Refractive heading in the “Procedures, implants and related” category to reflect the way the company currently operates. For more information, see the Global Sales table accompanying this release.

Cataract sales rose 14.9% to $144.5 million.

•	Total monofocal intraocular lens (IOL) sales rose 15.6% to $77.3 million, driven by sales of the company’s flagship Tecnis® portfolio of monofocal IOLs, which rose 38%.

•

Viscoelastic/Phacoemulsification sales rose 15.5% to $62.3 million, primarily on increased sales of the company’s WhiteStar SignatureTM and Sovereign® Compact systems, phacoemulsification packs and Healon5® viscoelastic.

Refractive sales rose 1.5% to $118.3 million.

•

Procedures, implants and related sales were $77.4 million, down slightly from $78.1 million one year ago as U.S. excimer and refractive IOL market weakness was mostly offset by increased global penetration of the company’s IntraLase® technology and international growth of its refractive procedures and implants.

•

AMO’s U.S. excimer procedure volumes declined approximately 20% in the second quarter and approximately 6% for the trailing 12 months ended June 27, 2008. For the trailing 12 months ended June 27, 2008, the company’s U.S. custom mix was 67%; the second-quarter custom mix was 68%, compared to 65% in the year-ago quarter.

•	AMO’s U.S. femtosecond procedure volumes grew approximately 14% in the second quarter and approximately 25% for the trailing 12 months ended June 27, 2008, on a pro forma basis.

•	AMO’s international procedure, implant and related sales hit a new high in the second quarter, at $31.6 million, up 45.1%.

•	System sales rose 10.1% to $31.3 million, reflecting the continued demand for the company’s iLASIKTM platform worldwide.

Eye Care sales rose 202.8% to $57.6 million.

•	Multipurpose solution sales were $25.5 million, compared to a $7.8 million loss in sales associated with the recall in the second quarter of 2007.

•	Hydrogen peroxide sales rose 15.8% to $15.8 million, reflecting continued international demand.

•	Other eye care product sales grew 23.9%, due in part to growing demand for the company’s newly launched line of over-the-counter dry eye products, sold under the blink® Tears brand.

“We are making important progress against key operational and financial metrics designed to deliver sustained sales, earnings and cash flow growth,” Mazzo said. “However, our expectation that difficult economic conditions will pressure our domestic refractive business for the balance of 2008 has led us to reduce our earnings outlook.”

Financial Guidance

AMO reduced its adjusted 2008 EPS guidance to a range of $1.00 to $1.15 (versus prior guidance of $1.25 to $1.45), based primarily on its revised outlook for U.S. refractive procedures. Weak U.S. economic conditions and corresponding significant declines in consumer discretionary spending drove the company’s U.S. excimer procedures down nearly 40% in June. As a result, AMO now expects its 2008 U.S. excimer procedures to be approximately 25% below 2007 levels. The company reiterated its 2008 sales guidance range of $1.22 billion to $1.24 billion. The company’s adjusted EPS guidance includes acquisition-related amortization, which is estimated to be approximately $70 million, or approximately $0.70 per share on an after-tax basis. AMO’s adjusted EPS guidance excludes the impact of charges and write-offs associated with acquisitions, restructurings, recapitalizations, reorganizations, unrealized gains or losses on derivative instruments and other periodic or special charges or gains. For more information, see the “Use of Non-GAAP Measures” section later in this release.

Restructuring Update

During the quarter, the company continued to execute its previously announced restructuring plans, designed to enhance its global competitiveness, operating leverage and cash flow. The company continues to expect to incur related charges in 2008 of between $36 million and $43 million. The company incurred approximately $22.9 million of these charges through the first half of 2008, including $11.0 million in the second quarter. AMO continues to expect these actions to deliver approximately $4 million to $7 million in 2008 savings and, when fully implemented, to deliver between $12 million and $16 million in annualized savings.

Additional Second-Quarter Highlights

Gross Profit

•	Rose 54.2% to $197.2 million; represented 61.5% of sales.

•	Year-ago gross profit included a $7.7 million charge as a result of inventory step-up to fair value related to the IntraLase acquisition.

•	Year-ago gross profit was negatively impacted by approximately $51 million in returns and costs associated with the recall.

SG&A Expense

•	Declined 12.5% to $131.0 million; represented 40.9% of sales, compared to 57.3% of sales in the year-ago quarter.

•	Included $17.2 million in intangible amortization, compared to $16.8 million in the year-ago period.

•	Included $1.8 million charge associated with accelerated depreciation of leasehold improvements related to the restructuring.

•	Year-ago SG&A included approximately $14.5 million in transaction-related charges and approximately $7.5 million in recall-related expenses.

R&D Expense

•	Declined 6.1% to $19.4 million, primarily reflecting integration efficiencies following the IntraLase acquisition; represented 6.1% of sales.

Operating Income

•	$58.1 million, represented 18.1% of sales.

•	Included $11.0 million in restructuring and related charges.

•	Included a $20.5 million net gain on legal contingencies associated with a cross-licensing agreement.

•

Included $29.2 million in total depreciation and amortization, of which $17.2 million was intangible amortization, compared to $26.4 million in total depreciation and amortization, of which $16.8 million was intangible amortization in the year-ago period.

•	Included $6.2 million in stock-based compensation expense, compared to $5.1 million in the year-ago period.

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Year-ago loss of $127.9 million included an $85.4 million in-process R&D charge and $22.2 million in transaction-related charges primarily related to the IntraLase acquisition, as well as costs and impacts associated with the May 2007 recall.

Non-operating Expense

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Declined 3.3% to $22.7 million, reflecting lower interest expense, a $2.7 million unrealized gain on derivative instruments, a $3.9 million realized loss on derivative instruments and a $1.3 million loss on an investment.

Taxes

•	Reported $13.5 million provision, representing an approximate 38% effective tax rate.

Net Earnings

•	$22.0 million, compared to a net loss of $166.8 million in the year-ago quarter.

Live Web Cast & Audio Replay

AMO will host a live web cast to discuss this release today at 10:00 a.m. EDT. To participate and download accompanying slides, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on August 18 at 800-642-1687 (Passcode 56188187) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants. AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, iLASIK™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs. Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products. AMO is based in Santa Ana, California, and employs approximately 4,000 people worldwide. The company has operations in 27 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our EPS guidance for 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions, restructurings, reorganizations and recapitalizations and other special charges or gains. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s on-going operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of on-going operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Status of Guidance

During the quarter, AMO management may reiterate guidance in press releases or as part of web cast conference presentations. From the close of business on September 12, 2008 until publication of its third-quarter earnings release, AMO will observe a “Quiet Period” during which the company will not discuss its guidance. In addition, guidance disclosed in the company’s press releases, presentations and filings with the SEC should be considered historical, as of prior to the Quiet Period only and not subject to update by the company.

Forward-Looking Statements This press release contains forecasts about AMO and its businesses, such as management’s sales and adjusted earnings per-share outlook, forecasts included in the section entitled “Financial Guidance,” and the company’s plan to reduce fixed costs in the section entitled “Restructuring Update”. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may differ from its estimates and targets.

Statements in this press release regarding financial guidance and forecasts, statements by Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to the impact of the U.S. economic downturn; unexpected delays or costs associated with restructuring activities; uncertainties associated with successful market share recovery in the multi-purpose solution segment and impacts of our previous eye care recalls; unexpected changes in competitive, regulatory and market conditions; the potential for delays in the launching of new products; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays as it consolidates operations; product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products and exposure to claims of intellectual property infringement by others. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2007 Form 10-K filed in March 2008 that include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net sales:
Cataract	$144,517	$125,773	$268,816	$240,665
Refractive	118,328	116,586	238,778	194,058
Eye care	57,647	19,038	116,634	78,347

	320,492	261,397	624,228	513,070
Cost of sales (A)	123,265	133,486	238,868	227,653

Gross profit	197,227	127,911	385,360	285,417
Selling, general and administrative	131,046	149,702	257,969	259,220
Research and development	19,412	20,680	39,318	39,844
In-process research and development	—	85,400	—	86,980
Restructuring charges	9,149	—	21,085	—
Net gain on legal contingencies	(20,492)	—	(20,492)	—

Operating income (loss)	58,112	(127,871)	87,480	(100,627)

Non-operating expense (income):
Interest expense	18,814	22,040	39,026	28,204
Unrealized (gain) loss on derivative instruments	(2,686)	(78)	(605)	305
Loss (gain) on investment	1,250	—	(2,068)
Other, net	5,320	1,521	4,535	2,737

	22,698	23,483	40,888	31,246

Earnings (loss) before income taxes	35,414	(151,354)	46,592	(131,873)
Provision for income taxes	13,457	15,440	17,705	22,812

Net earnings (loss)	$21,957	($166,794)	$28,887	($154,685)

Net earnings (loss) per share:
Basic	$0.36	($2.78)	$0.48	($2.59)
Diluted	$0.35	($2.78)	$0.46	($2.59)
Weighted average number of shares outstanding:
Basic	60,723	59,909	60,615	59,655
Diluted	62,587	59,909	62,410	59,655

(A)	Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the three and six months ended June 29, 2007.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Geographic Sales:
United States:
Cataract	$38,005	$36,522	$72,380	$69,978
Refractive	61,709	76,237	136,570	135,294
Eye care	14,338	5,145	29,380	22,356

Total United States	$114,052	$117,904	$238,330	$227,628

International:
Cataract	$106,512	$89,251	$196,436	$170,687
Refractive	56,619	40,349	102,208	58,764
Eye care	43,309	13,893	87,254	55,991

Total International	$206,440	$143,493	$385,898	$285,442

Total Geographic Sales	$320,492	$261,397	$624,228	$513,070

Product Sales:
Cataract:
Monofocal intraocular lenses	$77,268	$66,824	$142,724	$129,915
Viscoelastics/Phaco	62,326	53,964	117,094	101,636
Other	4,923	4,985	8,998	9,114

Total Cataract	$144,517	$125,773	$268,816	$240,665

Refractive:
Procedures, implants and related	$77,389	$78,080	$162,781	$136,573
Systems	31,349	28,462	58,238	38,848
Service and parts/other	9,590	10,044	17,759	18,637

Total Refractive	$118,328	$116,586	$238,778	$194,058

Eye care:
Multipurpose solutions	$25,478	($7,813)	$51,013	$26,073
Hydrogen peroxide solutions	15,775	13,618	33,330	27,435
Other	16,394	13,233	32,291	24,839

Total Eye Care	$57,647	$19,038	$116,634	$78,347

Total Product Sales	$320,492	$261,397	$624,228	$513,070

	Three Months Ended			% Exchange Impact
	June 27, 2008	June 29, 2007	% Growth
Net Sales:
Cataract	$144,517	$125,773	14.9%	8.8%
Refractive	118,328	116,586	1.5%	2.6%
Eye care	57,647	19,038	202.8%	24.5%

	$320,492	$261,397	22.6%	7.2%

	Six Months Ended			% Exchange Impact
	June 27, 2008	June 29, 2007	% Growth
Net Sales:
Cataract	$268,816	$240,665	11.7%	8.5%
Refractive	238,778	194,058	23.0%	2.7%
Eye care	116,634	78,347	48.9%	11.8%

	$624,228	$513,070	21.7%	6.8%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	June 27, 2008	December 31, 2007
Cash and equivalents	$30,497	$34,525
Trade receivables, net	267,761	250,018
Inventories	180,660	160,267
Working capital, excluding cash	235,821	145,993
Total debt, including current portion	1,561,605	1,607,730
Stockholders’ equity	683,426	598,736

	Three Months Ended
	June 27, 2008	June 29, 2007
Depreciation and amortization	$29,248	$26,445
Capital expenditures, excluding acquisitions	5,440	10,935

	Six Months Ended
	June 27, 2008	June 29, 2007
Depreciation and amortization	$57,270	$43,561
Capital expenditures, excluding acquisitions	18,883	20,980